EXHIBIT 10.5

National Technical Systems, Inc.
2010 Long-Term Incentive Plan

ARTICLE 1 – PURPOSE

The purpose of the National Technical Systems, Inc. 2010 Long-Term Incentive Plan is to retain the services of select group of management and highly compensated employees of National Technical Systems, Inc. and any successor thereof (the “Corporation”) and to motivate them to contribute to the growth and profits of the Corporation.  This Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in a manner consistent with that intention.

ARTICLE 2 – DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, where the following terms appear as proper nouns, they shall have the meanings indicated below.

2.1
Beneficiary: Any person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust), as designated from time to time in writing pursuant to Article 5, to whom any benefits may be payable upon the death of a Participant.

2.2	Cause: Behavior of a Participant which constitutes any of the following:

a.	Willfully engaging in gross misconduct with regard to the Corporation which is materially injurious to the Corporation,

b.	Gross negligence in the performance of the Participant’s duties and responsibilities which is materially injurious to the Corporation,

c.
Refusal to follow proper and achievable written direction of the Board of Directors, provided that this shall not be Cause if the Participant in good faith believed the direction to be illegal, unethical or immoral and provides written notification of such belief to the Board of Directors,

d.	Being convicted of (or pleading nolo contendere to) a felony involving financial impropriety (or any other crime which would materially interfere with his service),

e.	Willfully breaching any material obligations under any agreement with the Corporation without proper justification,

f.	Material fraud or dishonesty with regard to the Corporation (other than good faith expense account disputes),

g.	Refusal to attempt to perform the Participant’s responsibilities and duties after written notice,

h.	Entering into competition with the Corporation in any line of business in which the Corporation was involved during the Participant’s employment; or

i.	Any other act that would be cause for termination of a Participant's employment as defined in the Corporation's employee handbook as may be amended from time to time.

2.3
Change of Control: (a) A change in the ownership of the Corporation within the meaning of Regulations Section 1.409A-3(i)(5)(v); (b) A change in the effective control of the Corporation within the meaning of Regulations Section 1.409A-3(i)(5)(vi), excluding for this purpose any changes in the members of the Board; or (c) a change in the ownership of a substantial portion of the Corporation’s assets within the meaning of Regulations Section 1.409A-3(i)(5)(vii).

2.4
Committee: The Compensation Committee of the Board of Directors of the Corporation, or such other persons as may be selected by the Compensation Committee or the Board of Directors to administer the Plan.  The Committee may assign some of the routine administrative functions to any department of the Corporation or another organization as approved by the board.

2.5
Continuing Phantom Award:  Except as may otherwise be provided in the Participation Agreement, any unvested Phantom Stock Full-Value Shares and any unvested Phantom Stock Appreciation-Only Shares that (i) were outstanding immediately prior to a Change of Control, (ii) are still unvested as of the Change of Control, and (iii) continue to vest after the Change of Control in accordance with the vesting conditions set forth in the Participation Agreement.  Subject to the preceding sentence, a Participant's Continuing Phantom Awards, if any, shall become fully vested upon the earlier of (a) the date on which the Participant has a Termination of Service due to a Qualifying Termination or (b) the Maturity Date.

2.6
Corporation: National Technical Systems, Inc., a California corporation, and any successor thereof, including any affiliated company that adopts this Plan with the consent of the Board of Directors of the Corporation.

2.7	Disabled or Disability: A Participant is considered to have a Disability or to be Disabled if the Participant meets one of the following requirements:

a)
The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuation period of more than 12 months.  OR

b)
The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of more than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation.

For purposes of the Plan, the determination of a Participant's Disability shall be made by the Committee with the Participant's participation or the participation of his legal representative.  The Committee shall make the final and conclusive determination of Disability based upon all the evidence presented to it and after due consideration of the information presented by the Participant or his legal representative.

2.8
Good Reason:  Good Reason means, with respect to a Participant, any one or more of the following that occurs without a Participant's express written consent and where the initial existence of the below applicable event first occurred on or after a Change of Control:

(i)    a material reduction of Participant's duties, position or responsibilities, or the removal of Participant from such position and responsibilities, unless Participant is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, and compensation);

(ii)           a material reduction by the Corporation in Participant's base compensation or overall compensation package (base salary, incentive compensation and bonus) as in effect immediately prior to such reduction;

(iii)           a material reduction by the Corporation in the kind or level of employee benefits to which Participant is entitled immediately prior to such reduction with the result that Participant's overall benefits package is significantly reduced;

(iv)           Participant is requested to relocate (except for office relocations that would not increase Participant's one way commute by more than 20 miles) which relocation causes a material change in the geographic location at which Participant must perform services; or

(v)           the failure of the Corporation to obtain the assumption of this Plan pursuant to Section 6.15.

Notwithstanding the foregoing, in order for a Participant to resign for Good Reason: (x) Participant must notify the Corporation in writing within 30 days of the initial existence of the condition described in (i) through (v) above and must provide the Corporation with 30 days to remedy such condition, (y) the Corporation must fail to remedy the condition within 30 days after its receipt of Participant's written notice, and (z) Participant must terminate his/her employment for Good Reason within ten days following the Corporation's failure to remedy the Good Reason condition.

2.9	Grant Date: The effective date on which the Committee grants Phantom Stock Full-Value or Phantom Stock Appreciation-Only Shares to a Participant.

2.10	Grant Price: The value of a share of common stock of the Corporation on the Grant Date, which is assigned to a Phantom Stock Appreciation-Only Share as set forth in the Participation Agreement.

2.11
In-Service Distribution Date: A date determined by an irrevocable election, at the time specified in the Participation Agreement, for Participants to establish the year in which their Phantom Stock benefit will be made as long as the date selected is (a) after the Maturity Date, (b) prior to any other Payment Date, (c) no more than 5 years after the Maturity Date, and (d) subject to such administrative rules for the designation of the specific date as the Committee may establish.  In the absence of an election of the specific date within a year, the payout will be made upon the earliest Payment Date to arise.

2.12	Maturity Date: The date as set forth in the Participation Agreement on which a Participant's vested Phantom Stock Full-Value or Phantom Stock Appreciation-Only Shares are deemed to mature.

2.13
Maturity Price: The Value on the Payment Date; provided, that, for any Continuing Phantom Award, the Value shall be determined as set forth in Section 2.25(1).  For the avoidance of doubt, no interest shall accrue on the Value of any Continuing Phantom Awards from the date of the Change of Control until the Payment Date for such awards.

2.14
Participant:  An employee and/or officer of the Corporation designated by the Committee to be eligible for participation in the Plan, who executes and returns to the Committee all forms necessary for participation in the Plan, including a related Participation Agreement if applicable.

2.15
Participation Agreement: A written award agreement executed by the Corporation and Participant.  The Board shall determine the terms and conditions set forth in those award agreements in its sole discretion. The Phantom Stock award agreements shall indicate the extent to which the Phantom Stock rights are Phantom Stock Appreciation-Only Shares or Phantom Stock Full-Value Shares, the Grant Price of those Phantom Stock rights, the Grant Date, the Vesting Commencement Date, the applicable vesting schedules, and provide for the In-Service Distribution Date election.  The Board shall be under no obligation to grant Phantom Stock rights on a uniform basis among Participants.

2.16	Payment Date: The date on which a Participant's vested Phantom Stock Full-Value or Phantom Stock Appreciation-Only Shares are deemed to be payable under Section 4.1(a) below.

2.17	Phantom Stock Appreciation-Only Shares: A form of Phantom Stock wherein the Participant receives a contractual right to receive the difference between its Grant Price and its Maturity Price.

2.18
Phantom Stock: Phantom Stock represents a mere contractual right to payment of certain compensation in the future; not actual capital stock of, or ownership equity, in the Corporation or its assets.  Phantom Stock under the Plan is granted as either Phantom Stock Full-Value Shares or Phantom Stock Appreciation-Only Shares.

2.19	Phantom Stock Full-Value Shares: A form of Phantom Stock wherein the Participant receives a contractual right to receive its Maturity Price.

2.20
Plan: The National Technical Systems, Inc. 2010 Long-Term Incentive Plan, including any Participation Agreement, and as from time to time amended and in effect.  The Plan is effective as of December  8, 2010.

2.21	Qualifying Termination: A Termination of Service effected either by the Corporation without Cause or by the Participant for Good Reason.

2.22
Sale Proceeds: The total proceeds actually received by the shareholders of the Corporation upon a Change of Control for the sale of the Corporation decreased by sales related transaction expenses (including, without limitation, investment banking, accounting and legal fees and expenses and similar professional or financial advisory fees and expenses) and any outstanding debt or liability that is not assumed by the acquirer or surviving Corporation (as applicable).  The Corporation Sale Proceeds shall be determined by the Committee in its sole discretion.

2.23
Specified Employee:  A Participant who is a "specified employee" as defined under Section 409A of the Code, as amended from time to time, including without limitation, any current or future Internal Revenue Service guidance and the regulations issued in connection with Section 409A of the Code.

2.24
Termination of Service: The termination of a Participant’s service as an employee of the Corporation; provided that no Termination of Service will be deemed to have occurred unless it constitutes a “separation from service” as defined under Section 409A of the Code, as amended from time to time, including without limitation, any current or future Internal Revenue Service guidance and the regulations issued in connection with Section 409A of the Code.

2.25
Value: (1) In the event of a Change of Control, the Value shall be the Sale Proceeds divided by the total number of outstanding shares of the Corporation’s stock.  (2) For an In-Service Distribution Date, the Value shall be the arithmetic average of the closing price of a share of the Corporation’s publicly traded stock for the 20 business days preceding January 31st of the calendar year selected.  (3) In all other events, the Value shall be the arithmetic average of the closing price of a share of the Corporation’s publicly traded stock for the 20 business days preceding the Payment Date.

2.26	Vesting Commencement Date: The date on which the Phantom Stock Full-Value or Phantom Stock Appreciation-Only Shares granted to a Participant start vesting as set forth in the Participation Agreement.

ARTICLE 3 – ELIGIBILITY, GRANT AND VESTING

3.1
Eligibility/Grant.  Eligibility to commence participation in this Plan shall be restricted to those employees and officers recommended by management and approved by the board. As a condition of participation, eligible individuals shall timely complete all forms necessary for participation in the Plan under this Section, as determined by the Committee.  A Participant shall be entitled to benefits, if any, in accordance with this Plan. It is intended that this plan qualify as an unfunded “top hat” plan for the benefit of a select group of management or highly compensated employees, as described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended, and that the Committee limit participation in the Plan accordingly.

3.2
Grant of Phantom Stock Rights.   The Board, in its sole discretion, may at any time grant to one or more Participants Phantom Stock rights on such terms and conditions, not inconsistent with the terms of this Plan document, as recommended by the Committee.   All grants of Phantom Stock rights shall be evidenced by a Participation Agreement.  The Board shall be under no obligation to grant Phantom Stock rights on a uniform basis among Participants.  No Phantom Stock shall be granted under the Plan on or following a Change of Control.

3.3	Vesting. The Phantom Stock rights shall vest as set forth in the Participation Agreement.

Except as otherwise provided for above or in the Participation Agreement, the Participant shall cease vesting in his or her Phantom Stock in the event of a Termination of Service for any reason, and the Participant's then unvested Phantom Stock shall terminate on such date. No Phantom Stock rights will be reinstated upon re-employment unless granted anew by the Board in its sole discretion.

ARTICLE 4 – BENEFITS

4.1	Phantom Stock Awards.

a)
Entitlement to Benefits (Maturity).  A Participant's vested Phantom Stock (including any Continuing Phantom Award that vests after a Change of Control) shall mature and the Participant shall be entitled to receive the amount provided for in Section 4.1(b) below for such vested Phantom Stock commencing upon the earlier of the following dates (“Payment Dates”): (i) the date on which the Participant becomes Disabled; (ii) the date on which the Participant dies; (iii) the date on which Participant has a Termination of Service for any reason other than Cause; (iv) the specified effective date of a Change of Control of the Corporation; (v) the Maturity Date; or (vi) the In-Service Distribution Date.  For the avoidance of doubt, a Payment Date for any Continuing Phantom Awards can only occur under clauses (i), (ii), (iii), (v) or (vi) above.  In the case of a Payment Date described in clauses (i) through (vi) above, other than for any Continuing Phantom Awards, unvested Phantom Stock (after taking into account any vesting acceleration provisions set forth in the Participation Agreement) shall terminate without consideration on such Payment Date.

b)	Payment Amount and Timing.

(i)
Phantom Stock Appreciation-Only Shares. For each vested Phantom Stock Appreciation-Only Share, the Participant shall be entitled to receive an amount that is equal to its Maturity Price less its Grant Price.  The foregoing amount will generally be paid in cash provided however that the Corporation may, in its discretion and while its common stock is publicly traded, elect to settle up to fifty percent of such amount with vested Corporation common stock (and with such common stock valued using its closing trading price as of the date immediately before the date of payment or as of the most recent date in which there was a closing trading price if there is none on the date before the date of payment).

(ii)
Phantom Stock Full-Value Shares. For each vested Phantom Stock Full-Value Share, the Participant shall be entitled to receive an amount that is equal to its Maturity Price.  The foregoing amount will generally be paid in cash provided however that the Corporation may, in its discretion and while its common stock is publicly traded, elect to settle up to fifty percent of such amount with vested Corporation common stock (and with such common stock valued using its closing trading price as of the date immediately before the date of payment or as of the most recent date in which there was a closing trading price if there is none on the date before the date of payment).

(iii)	Form and Timing of Payment. Distributions of amounts payable pursuant to vested Phantom Stock will be paid as follows:

1.	In a lump sum within 90 days following the Participant’s death, Disability, or Termination of Service, or the Change of Control of the Corporation; or, if sooner,

2.
Within 90 days of a Maturity Date unless the Participant elects to defer his or her payment, in which case the payment will be made in a lump sum by April 30th of the calendar year selected by the Participant in the Participation Agreement. Such year may be no sooner than five years and no later than ten years from the Vesting Commencement Date.

Upon the Corporation's payment and satisfaction of the amounts payable pursuant to vested Phantom Stock, the Participant shall have no further rights to any benefits with respect to such Phantom Stock under the Plan.

(iv)
Termination of Service with Cause. Any provision in this Plan to the contrary notwithstanding, if the Participant has a Termination of Service for Cause, then all of his or her vested and unvested Phantom Stock (including any Continuing Phantom Awards) shall terminate as of the date of Termination of Service and the Participant shall not be entitled to receive any amount for such Phantom Stock.

(v)	Notwithstanding Sections 4.4(b), distributions of benefits pursuant to this Section 4.4 may be delayed or deferred if one or more of the following applies:

1.	The Corporation reasonably anticipates that distributions of benefits would constitute a violation of applicable law;

2.
The Corporation determines that distributions of benefits must be delayed in order to comply with Code Section 409A(a)(2)(B)(i) (relating to payments to certain “key employees” of certain publicly-traded companies); in such event, any distributions of benefits to which the Participant would otherwise be entitled during the six-month period following the date of the Participant’s separation from Service will be delayed until the earlier of (i) the first business day of the seventh month following the Participant’s Termination of Service, or (ii) ten days after the Corporation receives notification of the Participant’s death. Any such delayed payments shall be paid without interest; or

3.	The Corporation determines that distributions of benefits must be delayed in order to avoid “excess parachute payments” under Code Section 280G.

4.
If the Corporation reasonably anticipates that its deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible.  The delayed amounts shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Corporation reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).  In the event that such date is determined to be after a Participant’s Termination from Service and the Participant to whom the payment relates is determined to be a Specified Employee, then to the extent deemed necessary to comply with Treas. Reg. §1.409A-3(i)(2), the delayed payment shall not be made before the first day of the seventh month following such Participant’s Separation from Service.

4.2
Tax Liability.  The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with any distribution under the Plan, regardless of any action taken by the Corporation with respect to any tax withholding obligations that arise in connection with a Participant's participation in the Plan.

ARTICLE 5 – BENEFICIARY

5.1
Designation.  At the time participation in the Plan commences, or at any later date, each Participant shall designate a Beneficiary on the Designation Beneficiary Form (attached hereto as Exhibit A) to receive any benefits that may become payable hereunder in the event of his or her death (Beneficiary Designation).  A Participant may change any such Beneficiary at any time prior to his or her death upon written notice to the Corporation.

5.2
Subsequent Beneficiary Designations.  If the Participant shall have made more than one Beneficiary Designation, the Beneficiary Designation most recently filed with the Corporation prior to the time of the Participant's death shall govern.

5.3
No Beneficiary Designation.  If any amounts under the Plan become payable following a Participant’s death at a time when no Beneficiary Designation is applicable or when no Beneficiary is in existence, such payments shall be made in a lump sum to such Participant’s surviving spouse, or if none, such amounts shall be paid to such Participant’s estate.

ARTICLE 6 - MISCELLANEOUS

6.1
Amendment and Termination.  The Corporation, acting through the Committee, reserves the right to amend, in whole or in part, in writing, or to terminate this Plan at any time and in its sole discretion, with or without notice; provided, however, that no such action shall reduce the amount of a Participant’s vested benefits under the Plan prior to the date of any such amendment or termination. Any provision herein to the contrary notwithstanding, amendment or termination of the Plan shall not accelerate, directly or indirectly, the date on which distribution of any then vested benefit is to be paid unless such acceleration complies with the requirements of Code Section 409A and the regulations thereunder.  In addition, notwithstanding any provision herein to the contrary, if the Corporation determines that this Plan should be amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Corporation may amend this Plan to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.

6.2
Insurance: The Corporation may purchase one or more insurance policies on the life of a Participant, as a means of providing, in whole or in part, for the payment of benefits hereunder. However, in such event neither such Participant, his designated Beneficiary, nor any other beneficiary shall have any rights whatsoever therein or in the proceeds therefrom.  The Corporation shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein.  No such policy, policies or other property shall be held in any trust for a Participant or any other person or as collateral security for any obligation of the Corporation hereunder.  This Plan shall under no circumstances be deemed to constitute a contract of insurance.

6.3
No Contract of Employment: The Plan shall under no circumstance be deemed to have any effect upon the terms or conditions of employment of any employee of the Corporation whether or not he or she is a Participant hereunder.  Neither the offering of the Plan, the payment of any expenses, costs or benefit amounts associated with the Plan, nor any documents published in connection with the Plan shall be construed as having created a contract of employment between the Participant and the Corporation. Nor shall it affect any right that the Corporation may have to terminate the service of such person at will.

6.4
Benefits not Transferable: Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary and any attempt to do so shall be null and void.  Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances.

6.5
Capital Structure Adjustments. In the event of a change in the form of entity, recapitalization, reorganization, merger, consolidation, separation, financing, or like change in the organizational or capital structure of the Corporation, the Committee shall make such changes to the Plan as the Committee deems appropriate.  These changes shall include, but are not limited to, changes to the definition of "Value" and "Corporation".  The Board’s determination shall be final, binding, and conclusive.  The Committee shall interpret this section in a manner it believes (in its discretion) to be consistent with the intent to place Participants in substantially the same economic position as they would have had in the absence of such an organizational or capital structure change. The Plan shall not affect, in any way, the right or power of the Corporation to make adjustments, re-classifications, reorganizations, or changes of its capital or business structures, to make distributions to its shareholders, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

6.6
Determination of Benefits:  If a Participant or Beneficiary (the “claimant”) believes that he or she is entitled to benefits under the Plan which are not paid to him or her or which are not being accrued for his or her benefit, the claimant shall file a written claim therefore with the Committee.  In the event that a member of the Committee shall be the claimant, all actions which are required to be taken by the Committee pursuant to this Section 10.8 shall be taken instead by the remaining members of the Committee.  Within ninety days after receipt of an application for benefits, the Employer shall notify the claimant of its decision with respect to the payment of benefits under the Plan.  If special circumstances require an extension of time, the Employer shall notify the claimant of such circumstances within ninety days after receipt of the application, and the Employer shall thereafter notify the claimant of its decision within 180 days after receipt of the application.  If the application is denied in whole or in part, the Employer’s notice of denial shall be in writing and shall state:

a.	The specific reasons for denial with specific reference to pertinent Plan provisions upon which the denial was based;

b.	A description of any additional materials or information necessary for the claimant to perfect his or her claim and an explanation of why the materials or information are necessary; and

c.	An explanation of the Plan’s claims review procedure and the time limits applicable thereto and a statement regarding a claimant’s right to bring a civil action under ERISA Section 502(a).

During the sixty day period following a claimant’s receipt of a notice of denial of his application for benefits, the claimant or his duly authorized representative may review pertinent documents and within sixty days submit a written request to the Employer for review of the denial.

A claimant submitting a request for review shall be allowed to submit questions and comments in writing to the Committee and shall be proviced, on requiest and free of chare, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.  Within sixty days after receipt of the request for review, the Committee shall issue a written decision to the claimant.  If special circumstances require an extension of time, the Committee shall issue a written decision no later than 120 days after receipt of the request for review.  The Committee’s decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and contain specific references to pertinent Plan provisions upon which the decision is based, provided that the claimant is entitled, on request and free of charge to reasonable access to and copies of relevant documents.  The decision of the Committee is final and conclusive.

In the event that the Committee requests additional information necessary to determine the claim or appeal from a claimant, the claimant shall have at least 45 days in which to respond.  The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the claimant of the request for additional information until the date the claimant responds to such request or, if earlier, the expiration of the deadline provided by the Committee.

6.7
No Trust: No action by the Corporation or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant or Beneficiary or any other persons otherwise entitled to benefits under the Plan.  The status of the Participant and any Beneficiary with respect to any liabilities assumed by the Corporation hereunder shall be solely that of unsecured creditors of the Corporation.  The Plan constitutes a mere promise by the Corporation to make benefit payments in the future.  Any insurance policy or any other asset acquired or held by the Corporation in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of a Participant or Beneficiary or to be security for the performance of the obligations of the Corporation, but shall be and remain a general, unpledged, unrestricted asset of the Corporation at all times subject to the claims of general creditors of the Corporation.  Notwithstanding the foregoing, the Corporation may transfer assets.

6.8
Plan Administration: The Plan shall be administered by the Committee.  The Board and Committee shall have the exclusive authority, sole discretion and responsibility for all matters in connection with the operation and administration of the Plan.  The Committee's powers and duties shall include, but not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits under and expenses of the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem proper. The Board shall, without limitation, have (a) authority to interpret the Plan; and (b) authority to determine eligibility for benefits under the Plan and to resolve all issues of fact and law in connection with such determination and (c) discretionary authority to accelerate vesting of any Phantom Stock upon a Change of Control.  Decisions by the Board and Committee shall be final and binding upon all parties.

The Committee, from time to time, may allocate to other persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan.  Any such allocation shall be reviewed from time to time by the Committee; shall, unless the Committee specifies otherwise, carry such discretionary authority as the Committee possesses regarding the matter; and shall be terminable upon such notice as the Committee in its sole discretion, deems reasonable and prudent under the circumstances.

6.9
Satisfaction of Claims: Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Corporation.  The Corporation may require such payee, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Corporation.

6.10
Governing Law: The Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California without regard to applicable conflicts of law or choice of law principles. By electing to participate in the Plan, each Participant on behalf of himself and his beneficiaries irrevocably and unconditionally (a) submits to the exclusive personal jurisdiction of the United States Federal courts and the State of California state courts located in Los Angeles County, California (“California Courts”) with respect to any lawsuit, claim or cause of action arising under or with respect to this Plan; (b) agrees that the California Courts shall have exclusive subject matter jurisdiction over any such lawsuit, claim or cause of action; (c) agrees that venue with respect to any such lawsuit, claim or cause of action is proper and most convenient in such California Courts; and (d) agrees not to assert or raise any objection to jurisdiction or venue in the California Courts. BY ELECTING TO PARTICIPATE IN THE PLAN, EACH PARTICIPANT, ON BEHALF OF HIMSELF AND HIS BENEFICIARIES, IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY AND ALL ACTIONS OR PROCEEDINGS BROUGHT WITH RESPECT TO ANY PROVISION OF THIS PLAN AND/OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF, OR RELATED TO, THIS PLAN.

6.11
Gender and Number: Words used herein in the masculine, feminine or neuter gender shall be construed as though they were also used in another gender in all cases where they would so apply.  Words used herein in the singular or plural form shall be construed as though they were also used in the other form in all cases where they would so apply.

6.12
Severability: In the event that a court of competent jurisdiction determines that any provision of the Plan is in violation of any statute or public policy, only those provisions of the Plan that violate such statute or public policy shall be stricken.  All provisions of the Plan that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any provision of the Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Corporation in establishing the Plan.

6.13
Indemnification: The Corporation agrees to and shall indemnify and hold harmless each Indemnified Person (as hereinafter defined), to the full extent permitted by law and the Corporation’s Articles of Incorporation and Bylaws, from and against all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs and reasonable attorney’s fees and expenses, incurred in connection with the Plan.  “Indemnified Person” shall mean each director, officer, Committee member, Claims Administrator or employee of the Corporation acting as a fiduciary of the Plan.

6.14	Expenses: The expenses of administering the Plan shall be borne by the Corporation.

6.15	Successors and Assigns: This Plan shall be binding on and inure to the benefit of the Corporation and the Participants and their Beneficiaries, and their respective heirs and assigns.

6.16	Captions. The captions of this Plan are descriptive only and do not affect the intent or interpretation of the Plan.

6.17
Notices.  Any notice required or permitted to be given hereunder shall be in writing sent by either personal delivery, overnight delivery, or United Sates, registered or certified mail, return receipt requested, all of which shall be properly addressed with postage or delivery charges prepaid, to the Committee or Participant at their respective addresses described below, or at such other addresses as either the Corporation or Participant may hereafter designate to the other in writing:

To the Committee:	National Technical Systems, Inc. 2010 Long-Term Incentive Plan

24007 Ventura Blvd. Suite 200

Calabasas, California 91302

To any Participant:	To the Participant’s last known address as shown in the Corporation’s Human Resource Department records

Notices sent by personal delivery shall be deemed given upon actual receipt.  Notices sent by overnight delivery shall be deemed given on the next business day.  Notices sent via United States registered or certified mail shall be deemed given two business days from mailing.

ACKNOWLEDGED:

National Technical Systems, Inc.

By:	/s/ William McGinnis

Its:	CEO and President

Dated: December 8, 2010